Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549
________________

FORM S-8
REGISTRATION STATEMENT

Under
The Securities Act of 1933
________________

RAMP CORPORATION

Delaware (State or other jurisdiction of incorporation or organization)	84-1123311 (I.R.S. Employer Identification No.)
33 Maiden Lane New York, New York (Address of principal executive offices)	10038 (Zip Code)
_______________ 2003 Stock Incentive Plan 2003 Consultants Stock Option, Stock Warrant and Stock Award Plan 2004 Stock Incentive Plan (Full Title of the Plans) _______________
Andrew Brown Chairman, Chief Executive Officer and President Ramp Corporation 33 Maiden Lane New York, New York 10038 (Name and Address of agent for service)
(212) 440-1500 (Telephone number, including area code, of agent for service)
CALCULATION OF REGISTRATION FEE
Title Of Securities To Be Registered	Amount To Be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price	Amount Of Registration Fee
Common Stock $.001 par value	30,000,000 shares (3)	$0.80	$7,966,363.20	$1,009.34

(1)  This Registration Statement shall also cover any additional shares of common stock, $.001 par value (the "common stock") of Ramp Corporation (the "Company") that may become issuable under the 2003 Stock Incentive Plan (our "2003 Plan"), the 2003 Consultants Stock Option, Stock Warrant and Stock Award Plan (our "2003 Consultants Plan") and the 2004 Stock Incentive Plan (our "2004 Plan") (collectively, our "Plans" and each a "Plan") of the Company by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of the outstanding shares of the Company's common stock. In addition, pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the "Act"), this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plans described herein.

(2)  Includes an aggregate of 17,079,541 shares with respect to which options were granted at exercise prices ranging between $0.18 and $0.80 per share. The offering price for these shares is calculated using the weighted average exercise price per share ($0.30) of such options pursuant to Rule 457(h) of the Act.  An additional 5,123,625, 490,000 and 7,306,834 shares may be offered under the 2003 Plan, the 2003 Consultants Plan and the 2004 Plan, respectively.  The offering price for these additional shares is calculated solely for the purposes of this offering under Rule 457(h) of the Act, on the basis of the average of the high and the low prices of our common stock as traded on the American Stock Exchange on June 21, 2004.

(3)  Represents the maximum number of shares of common stock that may be issued pursuant to, and upon the exercise of options issued pursuant to the Plans.

EXPLANATORY NOTE

         This Form S-8 includes a Reoffer Prospectus prepared in accordance with Part I of Form S-3 under the Securities Act.  The Reoffer Prospectus may be utilized for reoffering and resales of shares of common stock acquired pursuant to each of the Plans.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

         The Company will provide documents containing the information specified in Part I of Form S-8 to employees as specified by Rule 428(b)(1) under the Securities Act.  Pursuant to the instructions to Form S-8, the Company is not required to file these documents either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

PROSPECTUS

30,000,000 SHARES
RAMP CORPORATION
Common Stock ($.001 par value)

         This Prospectus relates to the reoffer and resale by certain selling shareholders (the "Selling Shareholders") of shares of our common stock that may be issued by us to the Selling Shareholders under, or upon the exercise of stock options granted under, our 2003 Plan, our 2003 Consultants Plan or under our 2004 Plan.  This Prospectus also relates to certain shares and shares underlying options that have not as of this date been granted.  If and when such options are granted to persons required to use the Prospectus to reoffer and resell the shares underlying such options, we will distribute a Prospectus supplement. The shares are being reoffered and resold for the account of the Selling Shareholders and we will not receive any of the proceeds from the resale of the shares.

         The Selling Shareholders have advised us that the resale of their shares may be effected from time to time in one or more transactions on the American Stock Exchange, in negotiated transactions or otherwise, at market prices prevailing at the time of the sale or at prices otherwise negotiated.  See "Plan of Distribution." We will bear all expenses in connection with the preparation of this Prospectus.

         Our common stock is listed on the American Stock Exchange.  On June 21, 2004, the closing price for our common stock, as reported by the American Stock Exchange was $0.21.

This investment involves risk.  See "Risk Factors" beginning at page 5.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS DETERMINED WHETHER THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. THEY HAVE NOT MADE, NOR WILL THEY MAKE, ANY DETERMINATION AS TO WHETHER ANYONE SHOULD BUY THESE SECURITIES.  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus is June 23, 2004.

TABLE OF CONTENTS

RECENT DEVELOPMENTS	2
WHERE YOU CAN FIND MORE INFORMATION	3
INCORPORATION BY REFERENCE	4
ABOUT THIS PROSPECTUS	4
GENERAL INFORMATION	4
RISK FACTORS	5
USE OF PROCEEDS	14
SELLING SHAREHOLDERS	14
PLAN OF DISTRIBUTION	15
LEGAL MATTERS	18

RECENT DEVELOPMENTS

         On May 25, 2004, Joseph E. Duffy resigned as a director, and on June 4, 2004, Richard Kellner resigned as a director.  Both Mr. Duffy and Mr. Kellner resigned due to time or other constraints related to their continued participation on our board, and neither had any disputes with the Company.  We are in the process of filling the vacancies resulting from these resignations.

         On May 25, 2004, we entered into independent director retainer agreements with Steven Berger and Jeffrey Stahl, M.D., our two remaining independent directors. Pursuant to these agreements, each independent director was granted a five-year option to purchase 200,000 shares of our common stock at an exercise price of $0.19 per share, and will be paid a quarterly fee of $7,500 in arrears, except that the quarterly payments due on August 25, 2004 and November 25, 2004 were paid in advance in the form of 78,947 performance shares of our common stock, which will vest as to 50% on each of such dates.

         On May 27, 2004, we adopted a stockholder rights agreement that can be triggered if any person or group acquires 20% or more of our common stock. On June 1, 2004, we registered under Section 12(b) of the Securities Exchange Act of 1934 the class of preferred share purchase rights issued under the stockholder rights agreement.

         On June 1, 2004, we entered into an employment agreement with Andrew Brown, our Chairman of the Board, President and Chief Executive Officer.  During the employment period, which will end on June 30, 2006, Mr. Brown will be paid a base salary at an annual rate of $240,000 per year; provided that, during the six-month period ending November 30, 2004, Mr. Brown will be paid a base salary at the rate of $120,000 per year and receive a retention bonus payable in the form of shares of our common stock, but only if he remains employed as our Chief Executive Officer on November 30, 2004, is terminated before that date without "cause" or resigns before that date for "good reason".  The employment agreement also provides for the payment of performance-based bonuses tied to the growth of our gross revenues, the grant of up to 6,000,000 options under our 2004 Plan, with an exercise price of $0.18 per share, and the issuance to Mr. Brown of a warrant whereby he will be entitled to purchase up to one-nineteenth of the outstanding shares, at an exercise price to be determined.  The employment agreement also provides that in the event that Mr. Brown's employment is terminated for good reason within six months or his employment is terminated within one year without cause after any person or group acquires more than 25% of the combined voting power of our then outstanding Common Stock, all of Mr. Brown's options will become fully vested and immediately exercisable and Mr. Brown will be paid an amount equal to twice his annual base salary and twice his bonus compensation received during the twelve months immediately preceding the date of termination of Mr. Brown's employment; provided that if the change in control resulted from the sale of the Company for less than $31 million, the payments to Mr. Brown will be in amounts as described above in this paragraph as if the word "twice" had been deleted.

         In June 2004, we entered into amendments of our employment agreements with Louis Hyman, our chief technology officer, and Mitchell M. Cohen, our chief financial officer, which provide that in the event that Mr. Hyman's or Mr. Cohen's employment is terminated within one year without cause after any person or group acquires more than 25% of the combined voting power of our then outstanding Common Stock, all of his options will become fully vested and immediately exercisable and he will be paid an amount equal to twice his annual base salary and twice his bonus compensation received during the twelve months immediately preceding the date of termination of his employment; provided that if the change in control resulted from the sale of the Company for less than $31 million, the payments to Mr. Hyman and/or Mr. Cohen will be in amounts as described above in this paragraph as if the word "twice" had been deleted.

         In June 2004, we implemented a reduction in force and salary reduction program, pursuant to which 41 employees were terminated and some of the remaining employees, agreed to accept, during the six-month period ending November 30, 2004, in lieu of a portion of their base salaries, a retention bonus payable in the form of shares of our Common Stock, but only if they remained employed on November 30, 2004.

WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). You may read and copy any document we file at the SEC's public reference room located at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C.  20549. You may obtain further information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330.  Our SEC filings are also available to the public over the Internet at the SEC's web site at http://www.sec.gov.  You may also request copies of such documents, upon payment of a duplicating fee, by writing to the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549.

INCORPORATION BY REFERENCE

         The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents, as the same may be amended:

(1)              Our Annual Report on Form 10-K for the fiscal year ended December 31, 2003;

(2)              Our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2004; and

(3)              The description of our common stock contained in our Registration Statement on Form 8-A12B/A filed with the SEC on April 6, 2000, together with any reports filed for the purpose of updating such description.

         You may request a copy of these filings, excluding the exhibits to such filings which we have not specifically incorporated by reference in such filings, at no cost, by writing or telephoning us at the following address:

Ramp Corporation
33 Maiden Lane
New York, New York 10038
Attention: Secretary
(212) 440-1500

ABOUT THIS PROSPECTUS

         This Prospectus is part of a registration statement we filed with the SEC. You should rely only on the information provided or incorporated by reference in this Prospectus or any related supplement.  We have not authorized anyone else to provide you with different information. The Selling Stockholders will not make an offer of these shares in any state where the offer is not permitted. You should not assume that the information in this Prospectus or any supplement is accurate as of any other date than the date on the front of those documents.

GENERAL INFORMATION

         Through our wholly owned HealthRamp subsidiary, we market the CareGiver™ and CarePoint™ technology suites.  CarePoint enables electronic prescribing, lab orders and results, Internet-based communication, data integration, and transaction processing over a handheld device or browser, at the point-of-care.  CareGiver allows long term care facility staff to easily place orders for drugs, treatments and supplies from a wireless handheld PDA or desktop Internet web browser.  HealthRamp's products enable communication of high value-added healthcare information among physician offices, pharmacies, hospitals, pharmacy benefit managers, health management organizations, pharmaceutical companies and health insurance companies.  Our OnRamp division provides a state of the art telecommunications center that enables 24/7 communications between a medical practice and its patients and between non-medical professionals and their clients.  Our LifeRamp subsidiary intends to make non-recourse loans to terminally ill cancer patients secured by up to 75% of the face value of their life insurance policies.  LifeRamp has not yet obtained the regulatory approvals or funding necessary for it to commence makings these loans, and there can be no assurance that it will be able to do so by the second half of 2004, as previously disclosed.

         Our principal executive offices are located at 33 Maiden Lane, New York, New York 10038.  Our telephone number is (212) 440-1500.

         The Shares offered hereby were or will be purchased by the Selling Shareholders upon exercise of options granted to them or granted by the Company to the Selling Shareholders and will be sold for the account of the Selling Shareholders.

RISK FACTORS

Forward-Looking Statements and Associated Risks

         To the extent that any statements made in this Prospectus contain information that is not historical, these statements are essentially forward-looking.  Forward-looking statements can be identified by the use of words such as "experts," "plans" "will," "may," "anticipates," believes," "should," "intends," "estimates," and other words of similar meaning.  These statements are subject to risks and uncertainties that cannot be predicted or quantified and consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, without limitation, our ability to raise capital to finance the development of our Internet services and related software, the effectiveness, profitability and the marketability of those services, our ability to protect our proprietary information and to retain and expand our user base, the establishment of an efficient corporate operating structure as we grow and, other risks detailed from time-to-time in our filings with the SEC. We do not undertake any obligation to publicly update any forward-looking statements.

         An investment in our common stock involves a high degree of risk.  You should carefully consider the following risk factors and other information in this prospectus before investing in our common stock. The trading price of our common stock could decline due to any of these risks, and you may lose all or part of your investment.

         We have reported significant recurring net losses applicable to common shareholders, which endangers our viability as a going concern and caused our accountants to issue a "going concern" explanatory paragraph in their annual audit reports.  We have reported net losses of ($31,321,000), ($9,014,000) and ($10,636,000) for the years ended December 31, 2003, 2002, and 2001, respectively, and ($6,665,000) for the three months ended March 31, 2004. At March 31, 2004, we had an accumulated deficit of ($78,890,000). These losses and negative operating cash flow have caused our accountants to include a "going concern" explanatory paragraph in their reports in connection with their audit of our financial statements for the years ended December 31, 2003, 2002 and 2001.  We rely on additional investments in our securities and other financings to provide working capital. While we believe we can continue to sell our securities to raise the cash needed to continue operating until cash flow from operations can support our business, there can be no assurance that this will occur. There can be no assurance that additional investments in our securities or other financings will be available to us on favorable terms, or at all, to adequately support the development and deployment of our technology.  Failure to obtain such capital on a timely basis could result in lost business opportunities.

         Our independent auditors have advised our management and our Audit Committee that there were reportable conditions during 2003, which constituted material weaknesses in our internal controls.  In the auditors' judgment, these reportable conditions could adversely affect our ability to record, process, summarize and report financial data consistent with the assertions of management in the consolidated financial statements.  As a result of these reportable conditions, our management, including our current chief executive officer and current chief financial officer, has determined that our disclosure controls and procedures were inadequate as of December 31, 2003. Our management has implemented and continues to implement potential enhancements to our internal controls and procedures that address the issues raised.  We intend on implementing the remaining changes necessary to address these reportable conditions expeditiously, however there can be no assurances that we will be successful.

         We rely on investments and financings to provide working capital.  While we believe that we can continue to sell our securities to raise the cash needed to continue operating until cash flow from operations can support our business, there can be no assurance that this will occur. There can be no assurance that additional investments in our securities or other debt or equity financings will be available to us on favorable terms, or at all, to adequately support the development and deployment of our technology.  Moreover, failure to obtain such capital on a timely basis could result in lost business opportunities.

         The success of the development, distribution and deployment of our technology is dependent to a significant degree on our key management and technical personnel.  We believe that our success will also depend upon our ability to attract, motivate and retain highly skilled, managerial, sales and marketing, and technical personnel, including software programmers and systems architects skilled in the computer languages in which our technology operates. Competition for such personnel in the software and information services industries is intense. The loss of key personnel, or the inability to hire or retain qualified personnel, could have a material adverse effect on our results of operations, financial condition or business.

         We expect to continue to experience losses until such time as our technology can be successfully deployed and produce revenues.  The continuing development, marketing and deployment of our technology will depend upon our ability to obtain additional financing. Our technology has generated limited recurring revenues to date. We are funding our operations now through the sale of our securities.  We are currently exploring the feasibility of using LifeRamp to commence a new business, making non-recourse loans to terminally ill cancer patients secured by their life insurance policies.  There can be no assurance that we will secure financing on favorable terms necessary to fund that proposed business model, that the necessary regulatory approvals will be obtained or that the business, if commenced, will be cash flow positive or profitable. During 2003, we invested approximately $1.1 million in LifeRamp, and we will continue to divert working capital from HealthRamp until the LifeRamp business becomes self-supporting or is discontinued.

         We may not be able to retain our listing on the American Stock Exchange.  The American Stock Exchange has not notified us of any listing concerns. However, should our common stock trade at a low price for a substantial period of time or should the American Stock Exchange consider our circumstances for continued listing in a negative light, we may not be able to retain our listing. The American Stock Exchange has certain listing requirements in order for us to continue to have our common stock traded on this exchange. Although the American Stock Exchange does not identify a specific minimum price per share that our stock must trade above or any other rigid standards compelling delisting, we may risk delisting if our common stock trades at a low price per share for a substantial period of time or if it fails to meet the financial condition, result of operations, market capitalization or other financial or non-financial standards considered by the American Stock Exchange. Trading in our common stock after a delisting, if any, would likely be conducted in the over-the-counter markets in the so-called "pink sheets" or on the National Association of Securities Dealers' Electronic Bulletin Board. As a consequence of a delisting our shareholders would find it more difficult to dispose of, or to obtain accurate quotations as to the market value of, our common stock, and our common stock would become substantially less attractive as collateral for margin and purpose loans, for investment by financial institutions under their internal policies or state investment laws or as consideration in future capital raising transactions.

         Although we have had operations since 1988, because of our move away from temporary healthcare staffing to provide healthcare connectivity solutions at the point of care, we have a relatively short operating history in the healthcare connectivity solutions business and limited financial data to evaluate our business and prospects.  In addition, our business model is likely to continue to evolve as we attempt to develop our product offerings and enter new markets. As a result, our potential for future profitability must be considered in light of the risks, uncertainties, expenses and difficulties frequently encountered by companies that are attempting to move into new markets and continuing to innovate with new and unproven technologies. We are still in the process of gaining experience in marketing physician connectivity products, providing support services, evaluating demand for products, financing a technology business and dealing with government regulation of health information technology products. While we are putting together a team of experienced executives, they have come from different backgrounds and may require some time to develop an efficient operating structure and corporate culture for our company.  Furthermore, our executive management and Board of Directors have been subject to change as executives have left or been terminated and others have been hired to take their places and directors have left and others have been elected or appointed to take their places.  Such changes can cause disruption and distraction.

         Although we have focused our business on healthcare connectivity, we plan to launch our new LifeRamp business before our core business generates cash flow, if at all.  Until feasibility is proven for our new LifeRamp business, scarce resources will be allocated to an endeavor that has not yet been successfully commercialized.

         The success of our products and services in generating revenue may be subject to the quality and completeness of the data that is generated and stored by the physician or other healthcare professionals and entered into our interconnectivity systems, including the failure to input appropriate or accurate information.  Failure or unwillingness by the healthcare professional to accommodate the required information may result in our not being paid for our services.

         As a developer of connectivity technology products, we will be required to anticipate and adapt to evolving industry standards and regulations and new technological developments.  The market for our technology is characterized by continued and rapid technological advances in both hardware and software development, requiring ongoing expenditures for research and development, and timely introduction of new products and enhancements to existing products.  Our future success, if any, will depend in part upon our ability to enhance existing products, to respond effectively to technology changes and changes in applicable regulations, and to introduce new products and technologies that are functional and meet the evolving needs of our clients and users in the healthcare information systems market.

         We rely on a combination of internal development, strategic relationships, licensing and acquisitions to develop our products and services. The cost of developing new healthcare information services and technology solutions is inherently difficult to estimate.  Our development of proposed products and services may take longer than originally expected, require more testing than originally anticipated and require the acquisition of additional personnel and other resources.  In addition, there can be no assurance that the products or services we develop or license will be able to compete with the alternatives available to our customers.

         New or newly integrated products and services will not become profitable unless they achieve sufficient levels of market acceptance.  There can be no assurance that healthcare providers will accept from us new products and services or products and services that result from integrating existing and/or acquired products and services, including the products and services we are developing to integrate our services into the physician's office or other medical facility, such as our handheld solution.  In addition, there can be no assurance that any pricing strategy that we implement for any such products and services will be economically viable or acceptable to the target markets. Failure to achieve broad penetration in target markets with respect to new or newly integrated products and services could have a material adverse effect on our business prospects.  The market for our connectivity products and services in the healthcare information systems may be slow to develop due to the large number of practitioners who are resistant to change, as well as the financial investment and workflow interruptions associated with change, particularly in a period of rising pressure to reduce costs in the marketplace.

         Achieving market acceptance of new or newly integrated products and services is likely to require significant efforts and expenditures.  Achieving market acceptance for new or newly integrated products and services is likely to require substantial marketing efforts and expenditure of significant funds to create awareness and demand by participants in the healthcare industry. In addition, deployment of new or newly integrated products and services may require the use of additional resources for training our existing sales force and customer service personnel and for hiring and training additional salespersons and customer service personnel. There can be no assurance that the revenue opportunities from new or newly integrated products and services will justify amounts spent for their development, marketing and roll-out.

         We could be subject to breach of warranty claims if our software products, information technology systems or transmission systems contain errors, experience failures or do not meet customer expectations.  We could face breach of warranty or other claims or additional development costs if the software and systems we sell or license to customers or use to provide services contain undetected errors, experience failures, do not perform in accordance with their documentation, or do not meet the expectations that our customers have for them.  Undetected errors in the software and systems we provide or those we use to provide services could cause serious problems for which our customers may seek compensation from us.  We attempt to limit, by contract, our liability for damages arising from negligence, errors or mistakes.  However, contractual limitations on liability may not be enforceable in certain circumstances or may otherwise not provide sufficient protection to us from liability for damages.

         If our systems or the Internet experience security breaches or are otherwise perceived to be unsecure, our business could suffer.  A security breach could damage our reputation or result in liability. We retain and transmit confidential information, including patient health information.  Despite the implementation of security measures, our infrastructure or other systems that we interface with, including the Internet, may be vulnerable to physical break-ins, hackers, improper employee or contractor access, computer viruses, programming errors, attacks by third parties or similar disruptive problems. Any compromise of our security, whether as a result of our own systems or systems that they interface with, could reduce demand for our services and might subject us to a HIPPA violation.

         Our products provide applications that relate to patient medication histories and treatment plans.  Any failure by our products to provide and maintain accurate, secure and timely information could result in product liability claims against us by our clients or their affiliates or patients. We maintain insurance that we believe currently is adequate to protect against claims associated with the use of our products, but there can be no assurance that our insurance coverage would adequately cover any claim asserted against us.  A successful claim brought against us in excess of our insurance coverage could have a material adverse effect on our results of operations, financial condition or business. Even unsuccessful claims could result in the expenditure of funds in litigation, as well as diversion of management time and resources. Certain of our products are subject to compliance with HIPAA.  Failure to comply with HIPAA may have a material adverse effect on our business.

         Government regulation of healthcare and healthcare information technology is in a period of ongoing change and uncertainty that creates risks and challenges with respect to our compliance efforts and our business strategies.  The healthcare industry is highly regulated and is subject to changing political, regulatory and other influences.  Federal and state legislatures and agencies periodically consider programs to reform or revise the United States healthcare system. These programs may contain proposals to increase governmental involvement in healthcare or otherwise change the environment in which healthcare industry participants operate. Particularly, compliance with HIPAA and related regulations are causing the healthcare industry to incur substantial costs to change its procedures. Healthcare industry participants may respond by reducing their investments or postponing investment decisions, including investments in our products and services.  Although we expect these regulations to have the beneficial effect of spurring adoption of our software products, we cannot predict with any certainty what impact, if any, these and future healthcare reforms might have on our business.  Existing laws and regulations also could create liability, cause us to incur additional cost or restrict our operations.  The effect of HIPAA on our business is difficult to predict and there can be no assurance that we will adequately address the business risks created by HIPAA.  We may incur significant expenses relating to compliance with HIPAA.  Furthermore, we are unable to predict what changes to HIPAA, or the regulations issued pursuant to HIPAA, might be made in the future or how those changes could affect our business or the costs of compliance with HIPAA.

         Government regulation of the Internet could adversely affect our business.  The Internet and its associated technologies are subject to government regulation.  Our failure to accurately anticipate the application of applicable laws and regulations, or any other failure to comply, could create liability for us, result in adverse publicity, or negatively affect our business.  In addition, new laws and regulations may be adopted with respect to the Internet or other online services covering user privacy, patient confidentiality, consumer protection and other services.  We cannot predict whether these laws or regulations will change or how such changes will affect our business. Government regulation of the Internet could limit the effectiveness of the Internet for the methods of healthcare e-commerce that we are providing or developing or even prohibit the sale of particular products and services.

         Our Internet-based services are dependent on the development and maintenance of the Internet infrastructure and data storage facilities maintained by third parties.  Our ability to deliver our Internet-based products and services is dependent on the development and maintenance of the infrastructure of the Internet and the maintenance of data storage facilities by third parties.  This includes maintenance of a reliable network backbone and data storage facilities with the necessary speed, data capacity and security, as well as timely development of complementary products such as high-speed modems, for providing reliable Internet access and services.  If the Internet continues to experience increased usage, the Internet infrastructure may be unable to support the demands placed on it.  In addition, the performance of the Internet may be harmed by increased usage.  The Internet has experienced a variety of outages and other delays as a result of damages to portions of its infrastructure, and it could face outages and delays in the future.  These outages and delays could reduce the level of Internet usage as well as the availability of the Internet to us for delivery of our Internet-based products and services.

         Some of our products and services will not be widely adopted until broadband connectivity is more generally available.  Some of our products and services and planned services require a continuous broadband connection between the physician's office or other healthcare provider facilities and the Internet.  The availability of broadband connectivity varies widely from location to location and even within a single geographic area.  The future availability of broadband connections is unpredictable and is not within our control.  While we expect that many physician's offices and other healthcare provider facilities will remain without ready access to broadband connectivity for some period of time, we cannot predict how long that will be. Accordingly, the lack of these broadband connections will continue to place limitations on the number of sites that are able to utilize our Internet-based products and services and the revenue we can expect to generate form those products and services.

         Compliance with legal and regulatory requirements will be critical to LifeRamp's operations, if any.  If we or LifeRamp erroneously disclose information that could be confidential and/or protected health information, we could be subject to legal action by the individuals involved, and could possibly be subject to criminal sanctions. In addition, if LifeRamp is launched and fails to comply with applicable insurance and consumer lending laws, states could bring actions to enforce statutory requirements, which could restrict LifeRamp's business practices in such states, including, without limitation, diminishing or eliminating its ability to charge or collect interest on its loans or related fees, or limiting or eliminating its ability to secure its loans with its borrowers' life insurance policies.  Any such actions, if commenced, would have a material and adverse impact on LifeRamp's business, operations and financial condition.

         We have been granted certain patent rights, trademarks and copyrights relating to our software. However, patent and intellectual property legal issues for software programs, such as our products, are complex and currently evolving. Since patent applications are secret until patents are issued in the United States, or published in other countries, we cannot be sure that we are first to file any patent application. In addition, there can be no assurance that competitors, many of which have far greater resources than we do, will not apply for and obtain patents that will interfere with our ability to develop or market product ideas that we have originated. Furthermore, the laws of certain foreign countries do not provide the protection to intellectual property that is provided in the United States, and may limit our ability to market our products overseas. We cannot give any assurance that the scope of the rights we have are broad enough to fully protect our technology from infringement.

         Litigation or regulatory proceedings may be necessary to protect our intellectual property rights, such as the scope of our patents. Such litigation and regulatory proceedings are very expensive and could be a significant drain on our resources and divert resources from product development. There is no assurance that we will have the financial resources to defend our patent rights or other intellectual property from infringement or claims of invalidity. We have been notified by a party that it believes our pharmacy product may infringe on patents that it holds. We have retained patent counsel who has made a preliminary investigation and determined that our product does not infringe on the identified patents. At this time no legal action has been instituted.

         We also rely upon unpatented proprietary technology and no assurance can be given that others will not independently develop substantially equivalent proprietary information and techniques or otherwise gain access to or disclose our proprietary technology or that we can meaningfully protect our rights in such unpatented proprietary technology.  No assurance can be given that efforts to protect such information and techniques will be successful. The failure to protect our intellectual property could have a material adverse effect on our operating results, financial position and business.

         As of March 31, 2004, we had 173,410,480 outstanding shares of common stock and 51,111,982 shares of common stock reserved for issuance upon the exercise of options, warrants, and shares of our convertible preferred stock and convertible debentures outstanding on such date.  Most of these shares will be immediately saleable upon exercise or conversion under registration statements we have filed with the SEC. The exercise prices of options, warrants or other rights to acquire common stock presently outstanding range from $0.01 per share to $4.97 per share. During the respective terms of the outstanding options, warrants, preferred stock and other outstanding derivative securities, the holders are given the opportunity to profit from a rise in the market price of our common stock, and the exercise of any options, warrants or other rights may dilute the book value per share of our common stock and put downward pressure on the price of our common stock. The existence of the options, conversion rights, or any outstanding warrants may adversely affect the terms on which we may obtain additional equity financing. Moreover, the holders of such securities are likely to exercise their rights to acquire common stock at a time when we would otherwise be able to obtain capital on terms more favorable than could be obtained through the exercise or conversion of such securities.

         We have raised substantial amounts of capital in private placements from time to time.  The securities offered in such private placements were not registered under the Securities Act or any state "blue sky" law in reliance upon exemptions from such registration requirements. Such exemptions are highly technical in nature and if we inadvertently failed to comply with the requirements of any of such exemptive provisions, investors would have the right to rescind their purchase of our securities or sue for damages. If one or more investors were to successfully seek such rescission or prevail in any such suit, we could face severe financial demands that could materially and adversely affect our financial position.  Financings that may be available to us under current market conditions frequently involve sales at prices below the prices at which our common stock currently trades on the American Stock Exchange, as well as the issuance of warrants or convertible securities at a discount to market price.

         Investors in our securities may suffer dilution.  The issuance of shares of common stock, or shares of common stock underlying warrants, options or preferred stock or convertible notes will dilute the equity interest of existing stockholders and could have a significant adverse effect on the market price of our common stock.  The sale of common stock acquired at a discount could have a negative impact on the market price of our common stock and could increase the volatility in the market price of our common stock.  In addition, we may seek additional financing which may result in the issuance of additional shares of our common stock and/or rights to acquire additional shares of our common stock.  The issuance of our common stock in connection with such financing may result in substantial dilution to the existing holders of our common stock. Those additional issuances of common stock would result in a reduction of your percentage interest in our company.

         Historically, our common stock has experienced significant price fluctuations. One or more of the following factors influence these fluctuations:

• announcements or press releases relating to the technology sector or to our own business or prospects;

• regulatory, legislative or other developments affecting us or the healthcare industry generally;

• conversion of our preferred stock and convertible debt into common stock at conversion rates based on then current market prices or discounts to market prices of our common stock and exercise of options and warrants at below current market prices;

• sales by those financing our company through convertible securities the underlying common stock of which have been registered with the SEC and may be sold into the public market immediately upon conversion; and

• market conditions specific to technology and Internet companies, the healthcare industry and general market conditions.

         In addition, in recent years the stock market has experienced significant price and volume fluctuations.  These fluctuations, which are often unrelated to the operating performance of specific companies, have had a substantial effect on the market price for many healthcare related technology companies. Factors such as those cited above, as well as other factors that may be unrelated to our operating performance, may adversely affect the price of our common stock.

         We have not had earnings, but if earnings were available, it is our general policy to retain any earnings for use in our operations.  Therefore, we do not anticipate paying any cash dividends on our common stock in the foreseeable future despite the recent reduction of the federal income tax rate on dividends. Any payment of cash dividends on our common stock in the future will be dependent upon our financial condition, results of operations, current and anticipated cash requirements, preferred rights of holders of preferred stock, plans for expansion, as well as other factors that our Board of Directors deems relevant.  We anticipate that our future financing agreements may prohibit the payment of common stock dividends without the prior written consent of those investors.

         We may have to lower prices or spend more money to effectively compete against companies with greater resources than us, which could result in lower revenues.  The eventual success of our products in the marketplace will depend on many factors, including product performance, price, ease of use, support of industry standards, competing technologies and customer support and service. Given these factors we cannot assure you that we will be able to compete successfully. For example, if our competitors offer lower prices, we could be forced to lower prices which could result in reduced or negative margins and a decrease in revenues.  If we do not lower prices we could lose sales and market share.  In either case, if we are unable to compete against our main competitors, which include established companies with significant financial resources, we would not be able to generate sufficient revenues to grow our company or reverse our history of operating losses. In addition, we may have to increase expenses to effectively compete for market share, including funds to expand our infrastructure, which is a capital and time intensive process.  Further, if other companies choose to aggressively compete against us, we may have to increase expenses on advertising, promotion, trade shows, product development, marketing and overhead expenses, hiring and retaining personnel, and developing new technologies.  These lower prices and higher expenses would adversely affect our operations and cash flows.

As with any business, growth in absolute amounts of selling, general and administrative expenses or the occurrence of extraordinary events could cause actual results to vary materially and adversely from the results contemplated by the forward-looking statements. Management decisions are subjective in many respects and thus susceptible to incorrect decisions and periodic revisions based on actual experience and business developments, the impact of which may cause us to alter our marketing, capital expenditures or other budgets, which may, in turn, affect our results of operations. Assumptions relating to the foregoing involve judgments with respect to, among other things, future economic, competitive and market conditions, and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond our control. Although we believe the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate, and therefore, there can be no assurance that the results contemplated in the forward-looking statements will be realized.

         We have adopted a stockholder rights plan that may prevent a change in control or sale of our company in a manner or on terms not approved by the board of directors.  In addition, our charter provides for a classified board of directors, with no more than one-third of the total number of directors having terms which expire at the same time.  A classified board of directors may significantly extend the time required to effect a change in control of the board of directors and may discourage hostile takeover bids for our company.  It could take at least two annual meetings for even a majority of stockholders to make a change in control of the board of directors because only a minority of the directors is scheduled to be elected at each meeting.  Without the ability to easily obtain immediate control of the board of directors, a takeover bidder may not be able to take action to remove other impediments to its acquisition of our company.

Our preferred stock and provisions of our charter may negatively affect the ability of a potential buyer to purchase all or some of our stock at an otherwise advantageous price, which may limit the price investors are willing to pay for our common stock.  Our common stock is subordinate to all outstanding classes of preferred stock in the payment of dividends and other distributions of our stock, including distributions upon our liquidation or dissolution.  We have 2,500,000 shares of preferred stock authorized by our charter.  We have outstanding one series of preferred stock, the 1996 10% Cumulative Convertible Preferred Stock.  In addition, 1,800,000 shares of Series B Participating Preferred Stock are reserved for issuance pursuant to the stockholders rights plan referred to in the preceding paragraph.  Our board of directors has the authority to issue all of shares of preferred stock not issued or reserved for issuance as described above.  If we designate or issue other series of preferred stock, it will create additional securities that will have dividend and liquidation preferences over the common shares.  If we issue convertible preferred stock, a subsequent conversion may dilute the current shareholders' interest.  Without any further vote or action on the part of the shareholders, our board of directors will have the authority to determine the price, rights, preferences, privileges and restrictions of the preferred stock.  Although the issuance of preferred stock will provide us with flexibility in connection with possible acquisitions and other corporate purposes, the issuance of preferred stock may make it more difficult for a third party to acquire a majority of our outstanding voting stock.

         We are subject to several anti-takeover provisions that apply to a public corporation organized under Delaware law.  These provisions generally require that any business combination between our Company and an "interested stockholder" (a holder of more than 15% of our outstanding voting securities) cannot take place for three years after the interested stockholder became such (the "Relevant Time") unless: (i) before the Relevant Time the transaction pursuant to which the interested stockholder became such or the business combination is approved by our board of directors; or (ii) upon consummation of the transaction which resulted in the interested stockholder becoming such, the interested  stockholder owned at least 85% of our outstanding voting securities at the time the transaction started; or (iii) at or subsequent to the Relevant time, the business combination is approved by at least 66-2/3% of our outstanding voting stock which is not owned by the interested stockholder.

         A Delaware corporation may opt out of the Delaware anti-takeover laws if its certificate of incorporation is amended to opt out of coverage by such laws; provided, however, that any such amendment shall not be effective for at least one year and shall not apply to any business combination between our Company and an interested stockholder who became such prior to such amendment becoming effective.  We have not opted out of the provisions of the anti-takeover laws.  Consequently, these laws could prohibit or delay a merger or other takeover or change of control and may discourage attempts by other companies to acquire us.

         In light of the significant uncertainties inherent in the forward-looking information included in this Prospectus, the inclusion of such information should not be regarded as a representation by us or any other person that our objectives or plans for our company will be achieved.

USE OF PROCEEDS

         The Company will receive the exercise price of options issued under our Plans when exercised by the holders thereof, but will not receive any proceeds from the issuance of shares of our common stock under our Plans.  Such proceeds will be used for working capital and general corporate purposes by the Company.  The Company will not receive any of the proceeds from the reoffer and resale of the Shares by the Selling Shareholders.

SELLING SHAREHOLDERS

         This Prospectus relates to the reoffer and resale of common stock issued or that may be issued by us to the Selling Shareholders (who are deemed to be affiliates) under each of the Plans.

         The following table sets forth (i) the number of shares of Common Stock beneficially owned by each Selling Shareholder at May 15, 2004 (ii) the number of shares of common stock to be offered for resale by each Selling Shareholder and (iii) the number and percentage of shares of common stock to be held by each Selling Shareholder after completion of the offering:

Name	Number of shares of Common Stock Owned and or Subject to Options at May 15, 2004(1)(2)	Number of Shares to be Offered for Resale	Number of shares of Common Stock/ Percentage of Class to be Owned After Completion of the Offering
Darryl Cohen(4)	3,000,000	3,000,000	*
Andrew Brown(5)	1,700,000	1,700,000	*
Patrick Jeffries(6)	1,300,000	1,300,000	*
Louis Hyman(7)	500,000	500,000	*
Brian Ellacott(8)	30,000	30,000	*
Claudia Carter(3)	50,000	50,000	*
Michael Wasem(3)	125,000	125,000	*
Arthur L. Goldberg(9)	60,000	60,000	*
William Bollander(10)	100,000	100,000	*
Jeffrey A. Stahl(11)	200,000	200,000	*
Wadid Habib(3)	30,000	30,000	*
Harry Harjono(3)	25,000	25,000	*
George Lorenz(3)	75,000	75,000	*
Francene Markman(3)	15,000	15,000	*
Jackie Matthews(3)	25,000	25,000	*
Peter Mintzer(3)	75,000	75,000	*
Michael Novi(3)	25,000	25,000	*
Michie Pagulayan(3)	30,000	30,000	*
Stephen Pang(3)	50,000	50,000	*
Robert Sanders(3)	17,500	17,500	*
Barrett Selfridge(3)	50,000	50,000	*
Peter Solow(3)	50,000	50,000	*
Keren Tamir(3)	10,000	10,000	*
Susan Boucher(12)	125,000	125,000	*
Mitchell Cohen(13)	600,000	600,000	*
Richard Hammer(3)	100,000	100,000	*
Jerry Kolosky(3)	75,000	75,000	*
Charles Corsello(3)	25,000	25,000	*
Eric DiRuzzo(3)	25,000	25,000	*
Vincent Liang(3)	20,000	20,000	*
Philomena Cato(3)	20,000	20,000	*
Jack Slapper(3)	50,000	50,000	*
Dale Voorheis(3)	15,000	15,000	*
Mark Cohen(3)	50,000	50,000	*
Stan Feduik(3)	20,000	20,000	*
Larry Crocker(3)	15,000	15,000	*
Keith U(3)	40,000	40,000	*
Kevin Morro(3)	40,000	40,000	*
TekPerts Technologies, Inc. (14)	70,000	70,000	*
Frank Viola(3)	15,000	15,000	*
Christopher Manettas(3)	60,000	60,000	*
Karen Lee(3)	50,000	50,000	*
Amy Carpenter(3)	20,000	20,000	*
Angie Moore(3)	30,000	30,000	*
Christina Simpson(3)	30,000	30,000	*
Debbie Ebeyer(3)	10,000	10,000	*
Emily Hobson(3)	30,000	30,000	*
Jackie Tank(3)	10,000	10,000	*
Jennifer Clark(3)	50,000	50,000	*
Jessica Cunningham(3)	10,000	10,000	*
Jessica Jones(3)	30,000	30,000	*
Julianne Avila(3)	20,000	20,000	*
Karen Sells(3)	10,000	10,000	*
Keake Williams(3)	10,000	10,000	*
Kelly Staples(3)	30,000	30,000	*
Lori Schofield(3)	20,000	20,000	*
Lorraine Smith(3)	10,000	10,000	*
Maria Lescasse(3)	20,000	20,000	*
Rachel Davis(3)	20,000	20,000	*
Shamess Twardy(3)	50,000	50,000	*
Terra Saffen(3)	50,000	50,000	*
Willie Travis(3)	30,000	30,000	*
Cheryl Watson(3)	40,000	40,000	*
Lisa Moskin(3)	35,000	35,000	*
Jeffrey Hoffman(3)	100,000	100,000	*
Jayne M. Farber(3)	40,000	40,000	*
Lisa Ayer(3)	40,000	40,000	*
Miriam Trace(3)	40,000	40,000	*
David Eyler(3)	10,000	10,000	*
Christina Hanna-Sorial(3)	5,000	5,000	*
Jennifer Kirby(3)	40,000	40,000	*
Judy M. King(3)	15,000	15,000	*
Vivian Carri(3)	40,000	40,000	*
Xavier Hansen(3)	20,000	20,000	*
Christina Hawks(3)	30,000	30,000	*
Erica Einfeldt(3)	60,000	60,000	*
Leon Frankel(3)	15,000	15,000	*
Ricky Laverty(3)	2,500	2,500	*
Wanda Kirk(3)	2,500	2,500	*
Nita Raidy(3)	40,000	40,000	*
Gennady Shpits(3)	20,000	20,000	*
Byron Carter(3)	20,000	20,000	*
John Ryan Bender(3)	15,000	15,000	*
Melonee Odorizzi(3)	15,000	15,000	*
Felicia Cooper-Aboagye(3)	2,500	2,500	*
Michael Trujillo(3)	16,000	16,000	*
Patrick Indri(3)	16,000	16,000	*
Richard Shoemake(3)	20,000	20,000	*
Andrei Parsin(3)	20,000	20,000	*
David Cheung(3)	25,000	25,000	*
Yu Julie Zhang(3)	16,000	16,000	*
Sean Kraft(3)	22,000	22,000	*
Gary Schwartz(15)	200,000	200,000	*
Clarence Wiltz(3)	20,000	20,000	*
William M. Murphy(3)	40,000	40,000	*
Matthew Graham(3)	20,000	20,000	*
Alina Yavorovskaya(3)	50,000	50,000	*
Yvonne Franco(3)	10,000	10,000	*
John Tsemberides(16)	50,000	50,000	*

_________________________

*  less than one percent

(1)

A person is deemed to be the beneficial owner of voting securities that can be acquired by such person within 60 days after May 15, 2004 upon the exercise of options.  Each beneficial owner's percentage ownership is determined by assuming that options that are held by such person (but not those held by any other person) and that are currently exercisable (i.e., that are exercisable within 60 days after May 15, 2004) have been exercised.  Unless otherwise noted, the Company believes that all persons named in the table have sole voting and investment power with respect to all shares beneficially owned by them.

(2)

All addresses are c/o Ramp Corporation, 33 Maiden Lane, 5th Floor, New York, NY 10038.

(3)

Employees or former employees of the Company.

(4)

Darryl Cohen was a Director, Chairman of the Board, Chief Executive Officer, President and Chair of the Executive Committee.

(5)

Andrew Brown is a Director, Chairman of the Board, Chief Executive Officer and Chair of the Nominating Committee.

(6)

Patrick Jeffries is former Director, Chairman of the Board and Chair of the Finance Committee and the Audit Committee.

(7)

Louis Hyman is the Executive Vice President and Chief Technology Officer.

(8)

Brian Ellacott was a Senior Vice President of Corporate Development.

(9)

Arthur Goldberg was an Executive Vice President and Chief Financial Officer.

(10)

William Bollander is a consultant to the Company.

(11)

Jeffrey A. Stahl is a Director of the Company and Chair of the Compensation Committee.

(12)

Susan Boucher is a Senior Vice President for Advocacy and Public Relations.

(13)

 Mitchell Cohen is an Executive Vice President, Chief Financial Officer and Secretary.

(14)

TekPerts Technologies, Inc. is a consultant to the Company.

(15)

 Gary Schwartz is an Executive Vice President and Chief Infrastructure Officer.

(16)

John Tsemberides is a consultant to the Company.

PLAN OF DISTRIBUTION

         It is anticipated that all of the Shares will be offered by the Selling Shareholders from time to time in the open market, either directly or through pledgees, donees, transferees or other successors in interest, through brokers or agents, or in privately negotiated transactions.  The Selling Shareholders have advised the Company that they are not parties to any agreement, arrangement or understanding as to such sales.

LEGAL MATTERS

        Certain legal matters in connection with the issuance of the Shares offered hereby have been passed upon for the Company by Olshan Grundman Frome Rosenzweig & Wolosky LLP, New York, New York 10022.  Certain members of Olsham Grundman own shares of our common stock.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.               Incorporation of Documents by Reference

            Reference is made to the caption "Incorporation by Reference" in the Reoffer Prospectus included in Part I of this Registration Statement.

Item 4.             Description of Securities

            Not applicable

Item 5.             Interest of Named Experts and Counsel

            The validity of the common stock offered hereby has been passed upon for us by Olshan Grundman Frome Rosenzweig & Wolosky LLP, New York, New York.  Certain members of such firm own shares of our common stock.

Item 6.             Indemnification of Directors and Officers

            Section 145 of the Delaware General Law ("DGLC") authorizes a court to award, or a corporation's board of directors to grant, indemnify to directors and officers in terms sufficiently broad to permit indemnification (including reimbursement of expenses incurred) under certain circumstances for liabilities arising under the Securities Act of 1933, as amended, (the "Securities Act").  Our Restated Certificate of Incorporation provides for indemnification of its directors, officers, employees and other agents under circumstances that include liabilities arising under the Securities Act.  Our Bylaws provide that any director or officer who was or is a party or is threatened to be made a party to any action or proceeding by reason of such director or officer's services to us will be indemnified to the fullest extent permitted by the DGLC.  In addition, the Registrant has entered into indemnification agreements with certain of its directors and officers and maintains directors' and officers' liability insurance that may cover liabilities arising under the Securities Act.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company, the Company has been advised that it is the Securities Exchange Commission's opinion that such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 7.             Exemption from Registration Claimed

Not applicable

Item 8.             Exhibits

4.1	2003 Stock Incentive Plan, incorporated by reference to Annex D to the Company's definitive Proxy Statement on Schedule 14A filed with the SEC on April 11, 2003
4.2	2004 Stock Incentive Plan, incorporated by reference to Exhibit F to the Company's definitive Proxy statement on Schedule 14A filed with the SEC on November 6, 2003
4.3

2003 Consultants Stock Option, Stock Warrant and Stock Award Plan, incorporated by reference to Exhibit G to the Company's definitive Proxy Statement on Schedule 14A filed with the SEC on November 6, 2003

5	Opinion of Olshan Grundman Frome Rosenzweig & Wolosky LLP
23.1	Consent of Olshan Grundman Frome Rosenzweig & Wolosky LLP (included in its opinion filed as Exhibit 5)
23.2	Consent of BDO Seidman, LLP
23.3	Consent of Ehrhardt Keefe Steiner & Hottman PC
24	Powers of Attorney (included on the signature page to this Registration Statement)

Item 9.             Undertakings

A.        The undersigned Registrant hereby undertakes:  (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:  (i) to include any prospectus required by Section 10(a)(3) of the Securities Act, (ii) to reflect in the Prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement and (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however, that clauses (1)(i) and (1)(ii) shall not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference into this Registration Statement; and (2) that for the purpose of determining any liability under the Securities Act each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

B.         The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference into this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on this 23rd day of June, 2004.

RAMP CORPORATION
(Registrant)

/s/ Andrew Brown
Andrew Brown, Chief Executive Officer and President

            POWER OF ATTORNEYS AND SIGNATORIES

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the date indicated. Each of the undersigned officers and directors of Ramp Corporation hereby constitutes and appoints Andrew Brown and Mitchell M. Cohen and each of them singly, as true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him in his name in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission and to prepare any and all exhibits thereto, and other documents in connection therewith, and to make any applicable state securities law or blue sky filings, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite or necessary to be done to enable Ramp Corporation to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Signature	Title	Date
/s/ Andrew Brown Andrew Brown	Chairman of the Board, Chief Executive Officer and President (Principal Executive Officer)	June 23, 2004
/s/ Mitchell M. Cohen Mitchell M. Cohen	Chief Financial Officer (Principal Financial and Accounting Officer)	June 23, 2004
/s/ Steven C. Berger Steven C. Berger	Director	June 23, 2004
/s/ Jeffrey A. Stahl Jeffrey A. Stahl	Director	June 23, 2004

EXHIBIT 5

OLSHAN GRUNDMAN FROME ROSENZWEIG & WOLOSKY LLP
Park Avenue Tower
65 East 55th Street
New York, New York 10022

June 23, 2004

Ramp Corporation
33 Maiden Lane
New York, New York 10038

Gentlemen and Ladies:

         You have requested our opinion, as counsel for Ramp Corporation, a Delaware corporation (the "Company"), in connection with the Registration Statement on Form S-8, Registration No. 333-_______ (the "Registration Statement") under the Securities Act of 1933 (the "Act"), being filed by the Company with the Securities and Exchange Commission (the "Commission") on June 23, 2004.

         The Registration Statement relates to an aggregate of 30,000,000 shares of the Company's common stock, $.001 par value per share (the "common stock") that are issuable by the Company in accordance with the terms and conditions of certain employee benefit plans of the Company, as defined in Rule 405 of the General Rules and Regulations under the Act (each a "Plan").

         In the preparation of our opinion, we have examined the Restated Certificate of Incorporation and the By-Laws of the Company, in effect on the date hereof, minutes of meetings of the Company's Board of Directors, as made available to us by executive officers of the Company, a certificate from an executive officer of the Company, the Registration Statement, and the Plans. In our examinations, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as certified, photostatic or conformed copies, and the authenticity of the originals of all such latter documents.

         Based upon such examination, we are of the opinion that the common stock, when issued and delivered in accordance with the terms of the applicable Plan will be validly issued, fully paid and non-assessable.

         We hereby consent to the filing of our opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption "Legal Matters" in any Prospectus relating to this Registration Statement.  In so doing, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

         We advise you that certain members of this firm are stockholders of the Company.

                                                         Sincerely yours,

/s/ Olshan Grundman Frome Rosenzweig & Wolosky LLP
Olshan Grundman Frome Rosenzweig & Wolosky LLP

EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the prospectus (the "Prospectus") constituting a part of this Registration Statement on Form S-8 of our report dated April 8, 2004, which contained an explanatory paragraph indicating that substantial doubt exists as to the Company's ability to continue as a going concern, relating to the consolidated financial statements as of and for the year ended December 31, 2003, of Ramp Corporation, formerly Medix Resources, Inc. (the "Company") appearing in the Company's Annual Report on Form 10-K for the year ended December 31, 2003.

/s/ BDO Seidman, LLP
BDO Seidman, LLP

New York, New York
June 23, 2004

EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the prospectus (the "Prospectus") constituting a part of this Registration Statement on Form S-8 of our report dated February 14, 2003, relating to the consolidated financial statements as of December 31, 2002 and for each of the years in the two year period then ended, of Ramp Corporation, formerly Medix Resources, Inc. (the "Company") appearing in the Company's Annual Report on Form 10-K for the year ended December 31, 2003.

/s/ Ehrhardt Keefe Steiner & Hottman PC
Ehrhardt Keefe Steiner & Hottman PC

Denver, Colorado
June 21, 2004